Exhibit 4.5

AMENDED AND RESTATED SERVICING AGREEMENT

by and among

ROYAL BANK OF CANADA

as Seller, Servicer and Cash Manager

and

RBC COVERED BOND GUARANTOR
LIMITED PARTNERSHIP

as Guarantor LP

and

COMPUTER SHARE TRUST COMPANY OF CANADA

as Bond Trustee

June 24, 2013

AMENDED AND RESTATED SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”) initially made the 25th day of October, 2007 and amended and restated on this 24th day of June, 2013.

BY AND AMONG:

ROYAL BANK OF CANADA (hereinafter referred to as the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as Seller (the “Seller”), as Servicer (the “Servicer”) and as Cash Manager (the “Cash Manager”)

- and -

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its managing general partner RBC COVERED BOND GP INC. (hereinafter referred to as the “Guarantor LP”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1 in its capacity as the Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)	The Servicer carries on the business of, inter alia, administering mortgage loans secured on residential properties within Canada.

(B)
By the Mortgage Sale Agreement, the Seller has agreed to sell the Initial Covered Bond Portfolio of Loans and their Related Security to the Guarantor LP on a fully serviced basis and to from time to time sell additional Loans and their Related Security to the Guarantor LP.

(C)
As part of the sale of the Loans on a fully serviced basis, the Servicer has agreed to service the Loans and their Related Security in the Covered Bond Portfolio for the Guarantor LP, and assist the Cash Manager on behalf of the Bank, in the preparation of Investor Reports, on the terms and subject to the conditions contained in this Agreement  (as the same may be amended and/or restated from time to time).

(D)
The parties entered into a Servicing Agreement dated October 25, 2007 (the “Prior Servicing Agreement”) and the parties now desire to amend and restate in its entirety the terms of the Prior Servicing Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Article 26 of the Prior Servicing Agreement.

THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, representations, agreements and warranties of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1 –
DEFINITIONS AND INTERPRETATION

1.1
The amended and restated master definitions and construction agreement dated June 24, 2013 made between, inter alia, the parties to this Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	Save as expressly provided herein, any warranties or undertakings provided under this Agreement are made to each other party to this Agreement.

1.3
In the event that an additional or substitute servicer or a New Seller become(s) party to this Agreement references herein to Servicer and Seller, as applicable, shall include such additional or substitute servicer or New Seller, as applicable, unless otherwise specified or required  by the context in which such terms are used in this Agreement and references to Loans and their Related Security herein shall be deemed to refer in respect of each Servicer or Seller party hereto, to those Loans and their Related Security sold by such Seller or Servicer to the Guarantor LP and not to the Loans and their Related Security sold by any other Seller or Servicer to the Guarantor LP.

ARTICLE 2 –
APPOINTMENT OF SERVICER

2.1
Subject to Sections 2.3 and 4.5, and until terminated pursuant to Article 18, the Guarantor LP hereby confirms the appointment of the Servicer as its lawful agent on its behalf to service the Loans and their Related Security in the Covered Bond Portfolio, to exercise the rights, powers and discretions of the Guarantor LP, and to perform the duties of the Guarantor LP, under and in relation to those Loans and their Related Security and the Bank hereby retains the Servicer to assist the Cash Manager in the preparation of Investor Reports in accordance with Section 12.4(a) prior to an Issuer Event of Default.  The Servicer hereby accepts such appointment on the terms and subject to the conditions of this Agreement.  The Bond Trustee consents to the appointment of the Servicer on the terms of and subject to the conditions of this Agreement.

2.2
For the avoidance of doubt and in connection with the rights, powers and discretions conferred under Section 2.1, during the continuance of its appointment hereunder, the Servicer shall, subject to the terms and conditions of this Agreement, the Mortgage Terms, the Mortgage Sale Agreement, the Security Agreement and the Guarantor LP Agreement, have the full power, authority and right to do or cause to be done any and all things, not inconsistent with the sale, transfer and assignment of the Loans and their Related Security to the Guarantor LP, which it reasonably considers necessary, convenient or incidental to the servicing of the Loans and their Related Security or the exercise of such rights, powers and discretions, provided however that neither the Guarantor LP nor its Partners shall be required or obliged at any time to enter into any transaction or to comply with any directions which the Servicer may give with respect to the operating and financial policies of the Guarantor LP and the Servicer hereby acknowledges that all powers to determine such policies (including the determination of whether or not any particular policy is for the benefit of the Guarantor LP) are, and shall at all times remain, vested in the Guarantor LP (and its Partners) and none of the provisions of this Agreement shall be construed in a manner inconsistent with this proviso.

2.3
The confirmation of appointment pursuant to Section 2.1 is conditional upon an initial purchase of Loans and their Related Security by the Guarantor LP from the Seller having taken place under the Mortgage Sale Agreement and shall take effect upon and from the first Purchase Date under the Mortgage Sale Agreement automatically without any further action on the part of any person.

ARTICLE 3 –
THE SERVICES

3.1	General

(a)	The duty of the Servicer shall be to provide the services set out in this Agreement including Schedule 1 hereto (the “Services”).

(b)
If and when the Servicer is requested to confirm or state the capacity in which it is servicing the Loans and their Related Security sold by a Seller to the Guarantor LP and related matters pursuant to this Agreement by any Borrower or any third party not being a party to this Agreement and to whom the Servicer is obliged by law to disclose such information, the Servicer shall confirm or state that it is acting in its capacity as servicer of the Loans and their Related Security sold by the relevant Seller to the Guarantor LP and related matters as agent for and on behalf of the Guarantor LP and not on its own behalf.

3.2	Sub-contracts

(a)	The Servicer may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement, provided that (but subject to Section 3.2(b)):

(i)
the prior written consent of the Guarantor LP and the Bond Trustee to the proposed arrangement (including, if the Guarantor LP and the Bond Trustee consider it necessary, approving any contract which sets out the terms on which such arrangements are to be made) has been obtained, which consent shall not be unreasonably withheld, and written notification of such sub-contracting or delegation has been given to each of the Rating Agencies;

(ii)
where the arrangements involve the custody or control of any Loan and Related Security Files relating to the Covered Bond Portfolio for the purpose of performing any delegated Services the sub-contractor or delegate has executed an acknowledgement in form and substance acceptable to the Guarantor LP and the Bond Trustee, acting reasonably, to the effect that any such Loan and Related Security Files are and will be held to the order of the Guarantor LP and the Bond Trustee or as the Guarantor LP and the Bond Trustee shall otherwise direct;

(iii)
where the arrangements involve or may involve the receipt by the sub-contractor or delegate of monies belonging to the Guarantor LP which, in accordance with this Agreement the sub-contractor or delegate has executed a declaration in form and substance acceptable to the Guarantor LP(or the Cash Manager on its behalf) agreeing that such monies held by it or to its order are (A) held in trust on behalf of the Servicer for the Guarantor LP; and (B) paid on behalf of the Servicer to the Cash Manager or the GIC Account, as applicable, in each case on the same terms, mutatis mutandis, as such monies are to be held by the Servicer pursuant to Section 5.4 and that such sub-contractor will comply, on behalf of the Servicer, with Section 5.4, mutatis mutandis with respect to such monies;

(iv)
any such sub-contractor or delegate has executed a written waiver of any Security Interest arising in connection with such delegated Services (to the extent that such Security Interest relates to the Covered Bond Portfolio or any amount referred to in (iii) above); and

(v)
neither the Bond Trustee nor the Guarantor LP shall have any liability for any costs, charges or expenses payable to or incurred by such sub-contractor or delegate or arising from the entering into, the continuance or the termination of any such arrangement.

(b)	The provisos to Section 3.2(a)(i), (ii) and (iii) shall not apply:

(i)	to the engagement by the Servicer of:

(A)
any receiver, solicitor, insurance broker, valuer, surveyor, accountant, estate agent, insolvency practitioner, auctioneer, bailiff, sheriff officer, debt counsellor, tracing agent, property management agent, licensed conveyancer, qualified conveyancer or other professional adviser acting as such; or

(B)	any locksmith, builder or other contractor acting as such in relation to a Property,

in any such case being a person or persons whom the Servicer would be willing to appoint in respect of its own mortgages in connection with the performance by the Servicer of any of its obligations or functions or in connection with the exercise of its powers under this Agreement; or

(ii)	to any delegation to any wholly-owned subsidiary of the Servicer or the Seller from time to time.

(c)
The Guarantor LP and the Bond Trustee may by notice in writing require the Servicer to assign to the Guarantor LP any rights which the Servicer may have against any sub-contractor or delegate arising from the performance of services by such person relating to any matter contemplated by this Agreement and the Servicer acknowledges that such rights assigned to the Guarantor LP will be exercised by the Guarantor LP subject to the terms of the Guarantor LP Agreement and the Security Agreement.

(d)
Notwithstanding any sub-contracting or delegation of the performance of its obligations under this Agreement, the Servicer shall not thereby be released or discharged from any liability hereunder and shall remain responsible for the performance of all of the obligations of the Servicer under this Agreement, and the performance or non-performance or the manner of performance of any sub-contractor or delegate of any of the Services shall not affect the Servicer's obligations under this Agreement. For greater certainty, any breach by the sub-contractor of any of its obligations hereunder will to the extent such breach, if committed by the Servicer would constitute a Servicer Termination Event and/or Servicer Event of Default, constitute a Servicer Termination Event and/or Servicer Event of Default, as applicable, in respect of the Servicer.

3.3	Liability of Servicer

The Servicer, solely in its capacity as Servicer, shall indemnify the Guarantor LP on demand on an after-tax basis for any loss, liability, claim, expense or damage suffered or incurred by the Guarantor LP in respect of the negligence or wilful default of the Servicer in carrying out its functions, as Servicer, under this Agreement or the other Transaction Documents to which it is a party as Servicer to the extent such negligence or wilful default results in a breach by the Servicer of the terms and provisions of this Agreement or the other Transaction Documents in relation to such functions as Servicer.  For the avoidance of doubt, the Servicer shall not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Guarantor LP and/or any other Person as a result of the performance by the Servicer of the Services in accordance with the standards of a Reasonable and Prudent Mortgage Lender.

3.4	Perfection of the Sale of Loans to the Guarantor LP

(a)
Subject to Section 7.1 of the Mortgage Sale Agreement the Servicer shall, within 60 Days of the happening of any of the events referred to in Section 7.1 of the Mortgage Sale Agreement, take such steps and procure the doing of all or any acts, matters or things as may be necessary, based on the advice of counsel, to Perfect on behalf of the Seller (pursuant to and in reliance in the Seller Assignment(s) and Seller Power(s) of Attorney) the sale, transfer and assignments of the Purchased Loans and their Related Security then in the Covered Bond Portfolio in accordance with Section 7.1 of the Mortgage Sale Agreement or shall provide sufficient information to the Guarantor LP and the Bond Trustee to enable the Guarantor LP or the Bond Trustee to Perfect or cause to be Perfected on behalf of the Seller (pursuant to and in reliance in the Seller Assignment(s) and Seller Power(s) of Attorney) such sales, transfers and assignments.

(b)
Subject to Section 3.4(a) of this Agreement and Section 7.1 of the Mortgage Sale Agreement, prior to the happening of any of the events referred to in Section 7.1, the Servicer shall not be required to notify any person of the Guarantor LP’s interest in any Loans or their Related Security in the Covered Bond Portfolio.

ARTICLE 4 –
GUARANTOR LP VARIABLE RATE

4.1
Subject to Section 4.5, the Guarantor LP hereby grants the Servicer full right, liberty and authority from time to time, subject to and in accordance with the relevant Mortgage Terms, to determine and set the Guarantor LP Variable Rate chargeable to Borrowers in relation to those Variable Rate Loans sold by the Seller to the Guarantor LP in the Covered Bond Portfolio for which the reference rate of interest or margins may from time to time be set by the Guarantor LP at a rate or margin other than the Seller’s Variable Rate of Interest.  In exercising such right, liberty and authority to set the Guarantor LP Variable Rate the Servicer undertakes to each of the other parties to this Agreement that it shall set the Guarantor LP Variable Rate in accordance with the Seller’s Policy and shall not at any time set or maintain the Guarantor LP Variable Rate at a rate which is higher than the then prevailing Seller’s Variable Rate (in respect of the same type of Loans, if applicable), except as described in this Article 4.  Prior to the occurrence of (i) a Covered Bond Guarantee Activation Event, or (ii) a Servicer Event of Default, the Servicer will not at any time without the prior consent of the Guarantor LP, set or maintain the Guarantor LP Variable Rate at a rate which is higher than (although it may be lower than or equal to) the then prevailing Seller’s Variable Rate which applies to the similar type of loans owned by the Seller.

4.2
The Servicer shall (i) take the steps rendered necessary by the relevant Mortgage Terms and applicable law to bring each change in such rate or rates of interest to the attention of the relevant Borrowers, whether due to a change in the Guarantor LP Variable Rate or as a consequence of any provisions of the Mortgage Terms; and (ii) notify the Guarantor LP and the Bond Trustee in writing as soon as reasonably practicable of any change in the Guarantor LP Variable Rate, provided that posting of any change in the Seller’s Variable Rate on the website of the Seller shall be deemed to constitute notice to the Guarantor LP and the Bond Trustee of a change in the Guarantor LP Variable Rate (except to the extent that the Guarantor LP Variable Rate has been set at a rate other than the Seller Variable Rate in accordance with the terms if this Article 4).  All costs arising in relation to such a notification of a change in such rate or rates of interest shall be borne by the Servicer.

4.3	(a)
Prior to the occurrence of an Issuer Event of Default, the Servicer shall no later than two days (provided that such day is a Business Day and, if not, on the immediately preceding Business Day) prior to the first Guarantor LP Payment Date following the relevant Guarantor LP Calculation Period, determine, having regard to the aggregate of:

(i)	the income which the Guarantor LP would expect to receive during the next succeeding Guarantor LP Payment Period (the “Relevant Interest Period”);

(ii)	the Guarantor LP Variable Rate and the Seller’s Variable Rate set for the Relevant Interest Period in respect of the Loans; and

(iii)	the other resources available to the Guarantor LP including the relevant Interest Rate Swap Agreements, the relevant Covered Bond Swap Agreements and the Reserve Fund,

whether the Guarantor LP would receive an amount of income during the relevant Interest Period which when aggregated with the funds otherwise available to the Guarantor LP is less than the amount which is the aggregate of (1) the amount of interest which would be payable under the Covered Bond Guarantee and relevant amounts which would be payable to the Covered Bond Swap Providers under the Covered Bond Swap Agreements in respect of all Covered Bonds on each Guarantor LP Payment Date of each Series of Covered Bonds falling at the end of each relevant Interest Period and (2) the other senior expenses payable by the Guarantor LP ranking in priority thereto in accordance with the relevant Priority of Payments applicable prior to a Guarantor LP Event of Default (the “Guarantor LP Obligation Shortfall Test”).

(b)
If the Servicer determines that the Guarantor LP Obligation Shortfall Test will not be met, it will within one Business Day of such determination give written notice to the Guarantor LP and the Bond Trustee of the amount by which the Guarantor LP Obligation Shortfall Test will not be met and the Seller and the Guarantor LP shall use all reasonable efforts to ensure that the Guarantor LP Obligation Shortfall Test will be met for the Relevant Interest Period, including by the Seller making Advances under the Intercompany Loan, selling New Loans and their Related Security to the Guarantor LP, or making a Capital Contribution to the Guarantor LP. For greater certainty there shall be no obligation on the Servicer to adjust the Guarantor LP Variable Rate to ensure the Guarantor LP Obligation Shortfall Test will be met for the Relevant Interest Period.

4.4	(a)	Following an Issuer Event of Default, the Servicer shall determine on each Calculation Date, having regard to the aggregate of:

(i)	the Guarantor LP Variable Rate and the Seller’s Variable Rates set for the Relevant Interest Period in respect of the Loans; and

(ii)	the other resources available to the Guarantor LP under the relevant Interest Rate Swap Agreements,

whether the Guarantor LP would receive an aggregate amount of interest on the Loans and amounts under the relevant Interest Rate Swap Agreements during the relevant Guarantor LP Payment Period (the “Post Issuer Event of Default Yield Shortfall Test”).

(b)
If the Servicer determines that the Post Issuer Event of Default Yield Shortfall Test will not be met, it will within one Business Day of such determination give written notice to the Guarantor LP and the Bond Trustee of the amount of the shortfall and the Guarantor LP Variable Rate which would (taking into account the applicable Mortgage Terms), in the Servicer's reasonable opinion, need to be set in order for the Post Issuer Event of Default Yield Shortfall Test to be met, having regard to the date(s) (which shall be specified in the notice) on which such change to the Guarantor LP Variable Rate would take effect and at all times acting in accordance with the standards of a Reasonable and Prudent Mortgage Lender as regards the competing interests of Borrowers with Variable Rate Loans.

(c)
If the Guarantor LP or the Bond Trustee notify the Servicer that, having regard to the obligations of the Guarantor LP, the Guarantor LP Variable Rate should be changed as set out in the notice referred to in Section 4.4(b), the Servicer shall take all steps which are necessary, including publishing any notice which is required in accordance with the Mortgage Terms, to effect such change in the Guarantor LP Variable Rate on the date(s) specified in the notice referred to in Section 4.4(b).

4.5
The Guarantor LP and the Bond Trustee may terminate the authority of the Servicer to determine the Guarantor LP Variable Rate pursuant to the terms of this Article 4 on or after the occurrence of a Servicer Event of Default, in which case the Guarantor LP and the Bond Trustee shall set the Guarantor LP Variable Rate and/or any replacement Servicer appointed in accordance with the terms of this Agreement will have the right to set the Guarantor LP’s Variable Rate in accordance with this Article 4.

ARTICLE 5 –
ADMINISTRATION OF MORTGAGES

5.1	Direct Debiting Scheme

(a)
For the purposes of collecting amounts due from Borrowers under the Loans and their Related Security sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio, the Servicer in accordance with this Agreement will, unless otherwise agreed to in writing with the Guarantor LP, act or cause another Person approved in writing by the Guarantor LP (such approval not to be unreasonably withheld) to act as collection agent for the Guarantor LP under a scheme for either the manual or automated debiting of bank accounts (the “Direct Debiting System”) provided such Direct Debiting Scheme is operated in accordance with policies and procedures which would be acceptable to a Reasonable and Prudent Mortgage Lender.

(b)
If at any time the Servicer shall receive notice whether under the Direct Debiting Scheme or otherwise that any amount or part thereof which was paid in or collected under the Direct Debiting System and which has been transferred to the Cash Manager or the Guarantor LP Accounts, as the case may be, has not been received as cleared funds or has otherwise been recalled, the Servicer shall notify the Cash Manager and instruct the Cash Manager to, and the Cash Manager shall, forthwith return or debit the Guarantor LP Accounts and transfer to the Servicer or credit such account as the Servicer may direct in writing for the whole or any part of such amount and an amount equal to any costs which are not recoverable by the Servicer from the relevant Borrower and incurred by the Servicer as a result of such shortfall provided that no amount returned by the Cash Manager or debited from the Guarantor LP Accounts for the credit of the collection accounts in respect of any shortfall may be made on or after a Calculation Date in respect of the relevant period between that Calculation Date and the next Guarantor LP Payment Date unless sufficient funds are available after providing or making provision for all payments to be made on the next succeeding Guarantor LP Payment Date.  In the event any such amount is not repaid prior to the relevant Guarantor LP Payment Date, the Guarantor LP shall on or after such Guarantor LP Payment Date, transfer, or cause to be transferred on its behalf, from the Cash Manager or the Guarantor LP Accounts to the Servicer or such account as the Servicer may direct in writing an amount equal to such shortfall, subject to the Guarantor LP having sufficient funds available to it to do so or the Servicer shall deduct an amount equal to such shortfall from payments otherwise to the Guarantor LP (or the Cash Manager on its behalf) by the Borrowers in respect of Principal Receipts and Revenue Receipts received under the Loans.

5.2	Administration and Enforcement of Mortgages

The Servicer shall provide the Services and carry out its specific obligations under this Agreement in accordance with the relevant Seller's Policy.

5.3	Records

The Servicer shall keep and maintain records in relation to the Loans sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio, on a Loan by Loan basis, for the purposes of identifying amounts paid by each Borrower, any amount due from a Borrower and the principal balance (and, if different, the total balance) from time to time outstanding on a Borrower's account and such other records as would be kept by a Reasonable and Prudent Mortgage Lender.  The Servicer will provide such information to the Guarantor LP and/or the Bond Trustee or to their order at all reasonable times upon reasonable notice subject to the Servicer being reasonably capable of providing such information without significant additional cost and subject to the provisions of applicable law and other applicable legislation from time to time and provided that no duty of confidence and no industry code of practice will or may be breached thereby.

5.4	Trust

(a)
If the Servicer, solely in its capacity (including in its capacity as agent for the Guarantor LP) as Servicer hereunder (or its sub-contractor or delegate), receives any Collections in respect of the Loans and their Related Security in the Covered Bond Portfolio following the Purchase Date in respect of such Loans and their Related Security, including pursuant to any Direct Debiting System, or other funds to which the Guarantor LP is entitled, it will hold such monies in trust for the Guarantor LP in accordance with Section 5.4(b) and shall, as soon as reasonably practicable and in any event within the time specified in Section 5.4(b), transfer such monies to the Cash Manager prior to a downgrade in the ratings of the Cash Manager by the Rating Agencies below the Cash Management Deposit Ratings and following a downgrade of the ratings of the Cash Manager by the Rating Agencies below the Cash Management Deposit Ratings into the GIC Account. The Servicer shall not be required to hold in trust and pay over to the Cash Manager amounts paid pursuant to the Related Loan Documents for the Loans and their Related Security in respect of insurance, property taxes or other similar amounts which amounts shall be applied by the Servicer for the purposes for which they are received in accordance with the Related Loans Documents.

(b)
Provided that the ratings of the Servicer have not fallen below the Cash Manager Deposit Ratings and no Covered Bond Guarantee Activation Event has occurred, the Servicer shall transfer any funds held by it for the Guarantor LP to the Cash Manager or the GIC Account, as applicable, in accordance with Section 5.4(a), within five Business Days of receipt of any such funds by the Servicer and, prior to such transfer, the Servicer shall not be required to hold such funds in a separate account. Following (i) a downgrade in the ratings of the Servicer below the Cash Manager Deposit Ratings, or (ii) a Covered Bond Guarantee Activation Event, the Servicer shall hold any funds to be held by it for the Guarantor LP in a separate account distinguishable from all monies held by the Servicer for any other person and shall transfer such funds to the Cash Manager or the GIC Account, as applicable, in accordance with Section 5.4(a) within two Business Days of receipt of any such funds by the Servicer.

(c)
For greater certainty, so long as the Servicer and the Cash Manager are the same person, the time period specified in Section 5.4(b) shall be deemed to run concurrently with any corresponding time periods in the Cash Management Agreement.

ARTICLE 6 –
NO LIABILITY

6.1
The Servicer, in its capacity as Servicer, shall have no liability for any obligation of a Borrower under any Loan comprised in the Covered Bond Portfolio or any Related Security and nothing herein shall constitute a guarantee, or similar obligation, by the Servicer, in such capacity, of any Loan, any Related Security or any Borrower.

6.2
Save as otherwise provided in this Agreement, the Servicer, in its capacity as Servicer, shall have no liability for the obligations of the Guarantor LP under any of the Transaction Documents or otherwise and nothing herein shall constitute a guarantee, or similar obligation, by the Servicer, in such capacity, of the Guarantor LP in respect of any of those obligations.

ARTICLE 7 –
NEW LOANS

7.1
The Covered Bond Portfolio may be augmented from time to time by the sale to the Guarantor LP on any Purchase Date of New Loans and their Related Security by the Seller (or another Person) in accordance with the Mortgage Sale Agreement, which sales will in all cases be subject to the terms set out in the Mortgage Sale Agreement.

7.2
In the event the Guarantor LP acquires New Loans from a Person other than the Seller, the Servicer shall not be under any obligation to service such New Loans under the terms of this Agreement. However, the Servicer may agree to service such New Loans, subject to such amendments to the terms hereof, including without limitation, with respect to fees and reimbursement for costs of providing the Services in respect of such New Loans, as the Servicer, the Guarantor LP, the Bond Trustee and the seller of such New Loans, may agree, in accordance with Article 26 hereof.

ARTICLE 8 –
PRODUCT SWITCHES AND FURTHER ADVANCES

8.1
The Seller hereby agrees with each of the parties hereto that (i) the Servicer shall be entitled to accept, in its sole discretion, any application for a Product Switch or Additional Loan Advance, and the Seller upon a direction from the Servicer shall (if the Seller is other than the Servicer) make any Further Advance, in respect of any Loan in the Covered Bond Portfolio sold by the Seller to the Guarantor LP; and (ii) if required by the Guarantor LP in writing, the Seller shall repurchase the relevant Loan and its Related Security from the Guarantor LP for its Fair Market Value as of the Calculation Date following the date on which the relevant Product Switch or Further Advance occurred, if the relevant Product Switch or Further Advance, as the case may be, results in paragraphs (c) to (e) of the Eligibility Criteria not being satisfied in respect of any such Loan on the next Calculation Date.

8.2
For greater certainty, any Further Advance in respect of any Loan in the Covered Bond Portfolio sold by the Seller to the Guarantor LP shall be funded by the Seller in accordance with the terms of the Intercompany Loan Agreement and the Guarantor LP Agreement and the Guarantor LP shall have no other obligation to make any Further Advance.

8.3
The Servicer shall notify the Seller (if other than the Servicer) and the Guarantor LP (or the Cash Manager on its behalf) following acceptance by the Servicer of any application for a Product Switch or Additional Loan Advance.

8.4
The Servicer shall act in accordance with the policies of procedures of the Seller relating to Product Switches, Additional Loan Advances and Further Advances in accepting applications from Borrowers for Product Switches and Additional Loan Advances and in permitting any Further Advance to Borrowers in respect of Loans in the Covered Bond Portfolio in accordance with Section 8.1. For greater certainty any such Additional Loan Advance or other Further Advance shall be funded by the Seller in accordance to Section 8.2.

ARTICLE 9 –
REDEMPTION OF MORTGAGES

9.1
Upon receipt of repayment in full of all sums due in relation to Loans in the Covered Bond Portfolio sold by the Seller to the Guarantor LP secured by a Mortgage and/or other Related Security comprised in the Covered Bond Portfolio, the Servicer shall, and is hereby authorized by the Seller and the Guarantor LP to, in the name of the Seller or the Guarantor LP, execute a receipt, discharge or other relevant document releasing the Mortgage at the applicable land registry office, land titles office or similar place of public record in which the related Mortgage is registered and any such other or further instrument or deed of satisfaction regarding such Mortgage and/or the Related Security as it considers to be necessary or advisable to release the relevant conveyancing deeds and documents, if any, which make up the title to such Property and the security for the Loan to the person or persons entitled thereto. The foregoing shall be in addition to any right of the Servicer under Article 10 to grant postponements and partial releases or discharges in respect of any Loan in the Covered Bond Portfolio sold by the Seller to the Guarantor LP.

9.2
The Servicer undertakes that prior to any actual release by it of the relevant documents as described in Section 9.1 above it will take such steps as would be taken by a Reasonable and Prudent Mortgage Lender to satisfy itself that such documents are being released to the person or persons entitled thereto.

9.3
Following any Enforcement Procedures taken by the Servicer as part of its performance of the Services hereunder, if upon completion of such Enforcement Procedures, an amount in excess of all sums due by the relevant Borrower to the Guarantor LP in respect of or related to the relevant Loan pursuant to the Mortgage Terms is recovered or received, the Servicer will cause the balance, after discharge of any sums due by the Borrower in respect thereof, to be paid to the person or persons next entitled thereto in accordance with the Mortgage Terms and applicable laws.

ARTICLE 10 –
POWERS OF ATTORNEY

10.1
For good and valuable consideration and as security for the interests of the Guarantor LP hereunder, each of the Guarantor LP and the Seller (solely in respect of Loans in the Covered Bond Portfolio sold by the Seller to the Guarantor LP) hereby appoint the Servicer as its attorney on its behalf, and in its own or the attorney's name, for the following purposes:

(a)
executing all documents and doing all such acts and things which in the reasonable opinion of the Servicer are necessary or desirable for the efficient provision of the Services hereunder including without limitation in connection with exercising its rights, powers and discretion pursuant to Article 4 with respect to fixing the Guarantor LP Variable Rate; and

(b)
without limiting Section 10.1(a), executing and delivering any and all instruments of satisfaction, cancellation or Registrable Transfer, or of partial or full postponement, release or discharge, and all other comparable instruments, with respect to the Loans comprised in the Covered Bond Portfolio and their Related Security, to the extent permitted under and in compliance with applicable laws, to commence enforcement proceedings with respect to such Loans and their Related Security, to demand and receive payment of all monies owing in respect of such Loans and their Related Security, to give releases and discharges therefor, to arrange settlements and compromises in accordance with sound collection practices and to enforce any and all rights incidental to such Loans and their Related Security, including without limitation any documents to be executed by the Servicer in accordance with Article 9, provided that, for the avoidance of doubt, this power of attorney shall not authorize the Servicer to sell any of the Loans in the Covered Bond Portfolio and/or their Related Security except as specifically authorized in the Transaction Documents.  For the avoidance of further doubt, neither the Seller (if other than the Bank or the Bank in its capacity as Seller) nor the Guarantor LP shall be liable or responsible for the acts of the Servicer or any failure by the Servicer to act under or in respect of this power of attorney.

10.2
The appointment contained in Section 10. shall be irrevocable unless and until the termination of the appointment of the Servicer pursuant to Section 17 of this Agreement following which the appointments contained in Section 10.1 shall be automatically revoked.

ARTICLE 11 –
COSTS AND EXPENSES

11.1
The Servicer hereby acknowledges that each Loan in the Covered Bond Portfolio and its Related Security sold by the Seller to the Guarantor LP is a serviced interest, and that, except as and to the extent expressly provided for herein or in the Mortgage Sale Agreement, the Guarantor LP shall not have any obligation or liability to the Servicer on account of costs, expenses, disbursements, charges, or fees of the Servicer, the sole responsibility in that connection being that of the Servicer.

11.2
Notwithstanding Section 11.1, in the event the Servicer is replaced in accordance with the terms of this Agreement by a person other than the Bank or the Bank, in its capacity as servicer agrees to provide the Services in respect of Loans and their Related Security in the Covered Bond Portfolio sold to the Guarantor LP by a Seller other than the Bank, unless otherwise agreed by the parties hereto, the Guarantor LP will on each Guarantor LP Payment Date reimburse the Servicer, in accordance with the relevant Priorities of Payment, for all out-of-pocket costs, expenses, disbursements, charges and fees (together with any amounts in respect of GST due thereon) properly incurred by the Servicer in the performance of the Services including any such expenses, disbursements, charges or fees not reimbursed to the Servicer on any previous Guarantor LP Payment Date and the Servicer shall supply the Guarantor LP (or the Cash Manager on its behalf) with a copy of an appropriate GST invoice issued by the person making the supply. In the circumstances set forth in this Section 11.2, the Servicer will use reasonable endeavours in accordance with the standards of a Reasonable and Prudent Mortgage Lender to recover from the relevant Borrowers all costs and expenses incurred by the Servicer which are properly recoverable from those Borrowers under the relevant Mortgage Terms.

ARTICLE 12 –
INFORMATION

12.1	Maintenance of Records

(a)
Subject to Section 14, the Servicer shall keep the Loan and Related Security Files relating to the Loans and their Related Security sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio in safe custody and shall not without the prior written consent of the Guarantor LP part with possession, custody or control of them otherwise than to a sub-contractor or delegate appointed pursuant to Section 3.2 or to a solicitor, licensed conveyancer, qualified conveyancer or authorized practitioner, subject to such undertakings as would be acceptable to a Reasonable and Prudent Mortgage Lender in similar circumstances.  Further, the Servicer shall take appropriate technical and organizational measures against the unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to personal data.

(b)
The Loan and Related Security Files relating to the Loans and their Related Security sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio shall be kept in such manner so that a computer record is maintained of their location and they are identifiable and retrievable by reference to an account number and pool identifier and identifiable and distinguishable from the conveyancing deeds and documents which make up the title and security relating to properties and mortgages outside of the Covered Bond Portfolio for which the Servicer is mortgagee or acts as servicer.

(c)
In the event of the ratings of the Servicer by the Rating Agencies fall below the Servicer Replacement Ratings, the Servicer shall use reasonable endeavours to ensure that the Loan and Related Security Files relating to the Loans and their Related Security in the Covered Bond Portfolio are identified as distinct from the conveyancing deeds and documents which make up the title and security of other properties and mortgages which do not form part of the Covered Bond Portfolio.

(d)
The Servicer shall provide access or ensure that access is provided to the Loan and Related Security Files and other records relating to the administration of the Loans and their Related Security in the Covered Bond Portfolio to the Guarantor LP and its agents upon reasonable notice (given the nature of the information and/or documentation requested) during normal office hours.  The Servicer acknowledges that the Loan and Related Security Files relating to the Loans and their Related Security sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio in its possession, custody or control will be held to the order of the Guarantor LP and, pursuant to the Security Agreement, the Bond Trustee and that it has, in its capacity as Servicer, no beneficial interest therein and the Servicer irrevocably waives any rights or any Security Interest which it might have therein or to which it might at any time be entitled.

(e)
The Servicer shall maintain a register of the Covered Bond Portfolio to include, amongst other things, such records as are necessary to enforce each Mortgage in the Covered Bond Portfolio and, where relevant, any other Related Security and the Servicer shall maintain duplicate computer records with respect to the Loans and their Related Security in the Covered Bond Portfolio at a location separate from that in which the original computer records are stored and in an environment conducive to the safe storage of electronic media, such records to be held to the order of the Guarantor LP and to be replaced by a revised duplicate as and when the original records are revised.

(f)	The Servicer shall keep the Guarantor LP informed of the location of the Loan and Related Security Files and duplicate computer records.

(g)
The Servicer shall, within a reasonable period following the termination of the appointment of the Servicer pursuant to Section 18 of this Agreement, deliver all Loan and Related Security Files relating to the Loans and their Related Security in the Covered Bond Portfolio to or to the order of the Guarantor LP and the Bond Trustee or to such person as the Guarantor LP and the Bond Trustee may elect as a substitute servicer in accordance with the terms of this Agreement, upon written request by the Guarantor LP made at any time on or after notice of, or on or after, termination of the appointment of the Servicer pursuant to Section 18 of this Agreement and shall prior to delivery thereof cooperate with such person in providing such information and documentation as may be necessary for such person to provide the Services with respect to the Loans and their Related Security in the Covered Bond Portfolio.

12.2	Use of I.T. Systems

(a)	The Servicer covenants that at the date hereof in respect of the software which is used by the Servicer in providing the Services, it shall for the duration of this Agreement:

(i)	ensure that it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software; and

(ii)
except in so far as it would breach any other of its legal obligations, grant to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Guarantor LP elects as a substitute servicer in accordance with the terms of this Agreement a licence to use any proprietary software together with any updates which may be made thereto from time to time.

(b)	The Servicer shall maintain the information technology systems used by the Servicer in providing the Services in accordance with the standards of a Reasonable and Prudent Mortgage Lender.

(c)
The Servicer shall pass to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Guarantor LP elects as a substitute servicer in accordance with the terms of this Agreement the benefit of any warranties in relation to the software insofar as the same are capable of assignment.

12.3	Access to Books and Records

Subject to all applicable laws, the Servicer shall permit the Guarantor LP (and its auditors) and the Bond Trustee and any other person nominated by the Guarantor LP (to whom the Servicer has no reasonable objection) upon reasonable notice (given the nature of the information and/or documentation requested) during normal office hours to have access, or procure that such person or persons are granted access, to all books of record and account (including, for the avoidance of doubt, the Loan and Related Security Files) relating to the administration of the Loans and their Related Security sold by each Seller to the Guarantor LP comprised in the Covered Bond Portfolio and related matters in accordance with this Agreement.

12.4	Information Covenants

(a)
The Servicer shall assist the Cash Manager in the production of the Investor Reports. Each of the parties hereto acknowledges and confirms that, as required by the Guide, such assistance shall be provided to the Cash Manager for and on behalf of the Bank prior to an Issuer Event of Default and for and on behalf of the Guarantor LP following an Issuer Event of Default.

(b)
The Servicer shall take reasonable steps to notify the Rating Agencies in writing of the details of any proposed material change in the valuation procedures or policies applied or to be applied in relation to Properties by it in connection with its mortgage business (details of which change may be included in a report provided under paragraph (a)) and, such other information relating to its mortgage business and financial condition as the Rating Agencies may reasonably request in connection with the ratings of any Covered Bonds then outstanding, provided that such request does not adversely interfere with the Servicer's day to day provision of the Services under the other terms of this Agreement.  For greater certainty, any failure by the Guarantor LP to deliver any such notice prior to making any such proposed change shall not limit the ability of the Servicer to proceed with any such change or constitute a breach of the obligations of the Servicer hereunder.

(c)
The Servicer shall provide the Guarantor LP (or the Cash Manager on its behalf) monthly with a report stored upon electronic media including, but not limited to, a CD-ROM in a form acceptable to the Guarantor LP containing information regarding the Loans then comprised in the Covered Bond Portfolio including, but not limited to, details of the relevant account number, the relevant Borrower's name and the postal code of the relevant Property and the funding date of the relevant Mortgage.

(d)
The Servicer shall, subject to applicable laws and the Servicer Privacy Policies, at the request of the Guarantor LP and the Bond Trustee, furnish the Guarantor LP,  the Bond Trustee and the Rating Agencies with such other information relating to its business and financial condition as it may be reasonable for the Guarantor LP and the Bond Trustee (as appropriate) to request in connection with the ratings of any Covered Bonds issued under the Programme by the Rating Agencies and other matters contemplated by the Programme, provided that the Guarantor LP or the Bond Trustee (as appropriate) shall not make such a request more than once every three months unless, in the belief of the Guarantor LP or the Bond Trustee (as appropriate), a Guarantor LP Event of Default or a Servicer Termination Event shall have occurred and is continuing or may reasonably be expected to occur.

12.5	Security Sharing Agreement Notices

(a)
The Servicer shall provide notice to each party to the Security Sharing Agreement (a copy of which has been received by the Servicer), identifying the Guarantor LP Purchased Loans forming part of the affected Related Loans it is aware of (being Related Loans, or Related Loans of any Shared Security, affected by any breach, advice or challenge described in this Section 12.5(a)), upon:

(i)
receiving written advice from the Bank, or any beneficial owner (or owner) of Bank Retained Loans that has executed and delivered a counterpart to the Security Sharing Agreement in respect of one or more Bank Retained Loans, that breaches or causes a breach of Section 2.2 (Priority), Section 2.4 (Trust), Section 3.1 (Single Servicer for Related Loans and their Shared Security) or Section 3.5 (Enforcement Procedures) of the Security Sharing Agreement, or otherwise being provided or coming into possession of written evidence of such a breach, in each case where such breach is not remedied or advice withdrawn by the person responsible for such breach or providing such advice, as applicable, within 60 days (or, after an Issuer Event of Default, 10 Business Days) of such person receiving notice from the Servicer of such breach or such advice having been received by the Servicer, as the case may be;

(ii)
receiving advice from the Bank, or any beneficial owner (or owner) of Bank Retained Loans that has executed and delivered a counterpart to the Security Sharing Agreement in respect of one or more Bank Retained Loans, (or otherwise being provided or coming into possession of written evidence) of or referencing, the sale, transfer or assignment of any Bank Retained Loan to a Person that has not executed and delivered (A) a counterpart to the Security Sharing Agreement to the parties to the Security Sharing Agreement substantially in the form of Exhibit B to the Security Sharing Agreement agreeing to be bound by the obligations of the Bank under the Security Sharing Agreement with respect to such Bank Retained Loan and its Shared Security; and (B) a Release of Security to the Custodian in respect of the Shared Security for such Bank Retained Loan to be held as a Release of Security under the Security Sharing Agreement (unless such sale, transfer or assignment results in a single Person beneficially owning (or owning) all of the Related Loans); or

(iii)
being provided or coming into possession of written evidence that the Bank or any beneficial owner (or owner) of Bank Retained Loans that has executed and delivered a counterpart to the Security Sharing Agreement in respect of one or more Bank Retained Loans has commenced a challenge to the validity, legality or enforceability of Section 2.2 (Priority), Section 2.4 (Trust), Section 3.1 (Single Servicer for Related Loans and their Shared Security) or Section 3.5 (Enforcement Procedures) of the Security Sharing Agreement in relation to one or more Bank Retained Loans or their Related Loans (each an affected Related Loan) in legal proceedings before a court of competent jurisdiction, provided that in the case of any advice, breach or challenge described in this Section 12.5(a) by a beneficial owner (or owner) of Bank Retained Loans, such beneficial owner (or owner) beneficially owns (or owns) Related Loans of the affected Related Loans that are the subject of or affected by such advice, breach or challenge.

(b)
The Servicer shall immediately provide notice identifying the affected Related Loans to the person taking any action which under Section 12.5(a) could give rise to the requirement on the part of the Servicer to deliver a notice pursuant to Section 12.5(a) upon receiving notice of or becoming aware of any actions on the part of such person or receiving any direction, as applicable, that if not remedied or withdrawn, as the case may be, could give rise to a requirement on the part of the Servicer to deliver such notice under Section 12.5(a).

(c)
The Bank and the Guarantor LP shall each provide notice to the Servicer and a copy of any amendment of, supplement to (including the execution and delivery of any counterparties to the Security Sharing Agreement) or replacement of the Security Sharing Agreement immediately following any such amendment thereto.

ARTICLE 13 –
INSURANCE

13.1
The Servicer shall (i) act in accordance with the Seller’s Policy to maintain the Guarantor LP as an additional insured under the policies of insurance, if any, carried by such Servicer in respect of third party liability, fire and all perils, and extended coverage claims applicable to or relating to the Loans and their Related Security and (ii) if applicable, act in accordance with the Seller’s Policy to settle all losses in the event of damage to or destruction by fire or other insured casualty of any Property. Any amounts received by the Servicer in respect of any such policy of insurance shall be held and dealt with by the Servicer in accordance with Section 5.4 of this Agreement.

ARTICLE 14 –
DATA PROTECTION

14.1
Each of the parties hereto shall maintain privacy policies and procedures consistent with the terms of this Agreement and compliant with all Applicable Privacy Laws. In all cases and without limiting the foregoing, each such party shall comply with Applicable Privacy Laws in the performance of its obligations under this Agreement.  For greater certainty, and without limiting the foregoing, the Servicer shall have in place and maintain, policies (“Servicer Privacy Policies”) governing the collection, use, disclosure, management and security of Personal Information, including, without limitation, an outline of the procedure and reasonable measures that the Servicer has in place to maintain the security of such Personal Information. From time to time, but not more often than once per annum, the Guarantor LP may, by request in writing to Servicer, request that the Servicer provide and the Service shall, promptly following a receipt of such request, provide to the Guarantor LP a certificate of an officer of the Servicer certifying the Servicer's maintenance of, and compliance with, the Servicer Privacy Policies.

ARTICLE 15 – REPRESENTATIONS, WARRANTIES AND COVENANTS OF SERVICER

15.1
The Servicer represents, warrants and covenants (and continues to represent, warrant and covenant for as long as it continues to be the Servicer) as follows, and acknowledges that the Guarantor LP and the Bond Trustee are relying on such representations, warranties and covenants in entering into, and performing their obligations under, this Agreement:

(a)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(b)	it meets or exceeds the minimum standards, if any, prescribed by the Rating Agencies, and meets or exceeds the Servicer Replacement Ratings;

(c)	if regulated, it is in regulatory good standing;

(d)	it is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to the execution, delivery and performance of this Agreement;

(e)	it is in material compliance with all laws, regulations and rules applicable to the Servicer relevant to the execution, delivery and performance of this Agreement; and

(f)	it shall comply with, and perform its obligations under, the provisions of the Guide, and of the Transaction Documents to which it is a party, in each case applicable to it.

15.2	The Servicer hereby covenants with and undertakes to each of the Guarantor LP and the Bond Trustee that without prejudice to any of its specific obligations hereunder it will:

(a)
administer the Loans and their Related Security as if the same had not been sold to the Guarantor LP but had remained on the books of the Seller and, in the event the Servicer agrees, subject to Article 7, to service New Loans and their Related Security sold by New Sellers to the Guarantor LP, New Loans as if such New Loans and their Related Security had been Loans and their Related Security of the Seller which had remained on the books of the Servicer;

(b)	provide the Services in such manner and with the same level of skill, care and diligence as would a Reasonable and Prudent Mortgage Lender;

(c)	comply with any proper directions, orders and instructions which the Guarantor LP may from time to time give to it in accordance with the provisions of this Agreement;

(d)	comply with the terms of the Security Sharing Agreement;

(e)
keep in force all licences, approvals, authorizations and consents which may be necessary in connection with the performance of the Services and prepare and submit on a timely basis all necessary applications and requests for any further approval, authorization, consent or licence required in connection with the performance of the Services;

(f)
save as otherwise agreed with the Guarantor LP, provide free of charge to the Guarantor LP, office space, facilities, equipment and staff sufficient to enable the Guarantor LP to fulfil its obligations under this Agreement;

(g)	not knowingly fail to comply with any legal requirements in the performance of the Services;

(h)	maintain the accounts and records relating to the Loans and their Related Security in accordance with sound accounting and business practices;

(i)
make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof in CAD in immediately available funds for value on such day without set-off (including, without limitation, in respect of any fees owed to it) or counterclaim;

(j)
forthwith and in any event prior to the next Guarantor LP Payment Date after becoming aware of any event which may reasonably give rise to an obligation of the Seller to repurchase any Loan sold to the Guarantor LP in the Covered Bond Portfolio pursuant to the Mortgage Sale Agreement, notify the Guarantor LP in writing of such event;

(k)
within 60 days of the ratings of the Servicer by the Rating Agencies falling below the Servicer Replacement Ratings, use reasonable efforts to enter into a master servicing agreement with a third party in such form as the Guarantor LP and the Bond Trustee shall reasonably require; and

(l)
within 5 Business Days of notification from the Guarantor LP of the identity of any proposed New Seller, the Servicer shall provide the Rating Agencies with such details of that proposed New Seller as may be reasonably required by the Rating Agencies.

15.3
The covenants of the Servicer in Section 15.2 shall remain in force until this Agreement is terminated in respect of the relevant Servicer but without prejudice to any right or remedy of the Guarantor LP, the Bond Trustee and/or the Seller arising from breach of any such covenant prior to the date of termination of this Agreement.

ARTICLE 16 –
SERVICES NON-EXCLUSIVE

16.1
Nothing in this Agreement shall prevent the Servicer from rendering or performing services similar to those provided for in this Agreement to or for itself or other persons, firms or companies or from carrying on business similar to or in competition with the business of the Guarantor LP.

ARTICLE 17 –
TERMINATION

17.1	If any of the following events (each, a “Servicer Termination Event” and, in relation to the events referred to in Sections 17.1(a) to (c) , a “Servicer Event of Default”) shall occur:

(a)
default is made by the Servicer in (i) the payment on the due date of any payment due and payable by it under this Agreement including pursuant to Section 5.4, or (ii) any other obligation of the Servicer under Section 5.4, and such default continues unremedied for a period of five (5) Business Days, unless the ratings of the Servicer have fallen below the Cash Manager Deposit Ratings in which case such period will be three (3) Business Days, after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from the Bond Trustee and the Guarantor LP requiring the same to be remedied;

(b)
default is made by the Servicer in the performance or observance of any of its other covenants and obligations under this Agreement (including the representations, warranties and covenants contained in Article 15) and such default continues unremedied for a period of 30 Toronto Business Days after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from the Guarantor LP and the Bond Trustee requiring the same to be remedied;

(c)	the ratings of the Servicer by the Rating Agencies falling below the Servicer Replacement Ratings;

(d)	the occurrence of an Insolvency Event in relation to the Servicer or any credit support provider in respect of the Servicer;

(e)
the Guarantor LP resolves, after due consideration and acting reasonably, that the appointment of the Servicer should be terminated provided that a substitute servicer for which Rating Agency Confirmation has been received has entered into a servicing agreement with the parties hereto (excluding the Servicer) on terms and conditions substantially similar to the terms and conditions contained herein, and for which Rating Agency Confirmation has been received; or

(f)	the Bank or an Affiliate of the Bank is the Servicer and an Issuer Event of Default has occurred and is continuing,

then the Guarantor LP and the Bond Trustee may at once or at any time thereafter while such default continues by notice in writing to the Servicer terminate its appointment as Servicer under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice.

17.2
The appointment of the Servicer under this Agreement may be terminated by the Servicer upon the expiry of not less than 12 months' notice of termination given by the Servicer to the Bond Trustee and the Guarantor LP provided that:

(a)	the Guarantor LP and the Bond Trustee consent in writing to such termination;

(b)
a substitute servicer shall be appointed, such appointment to be effective not later than the date of such termination and the Servicer shall notify the Rating Agencies in writing of the identity of such substitute servicer;

(c)	such substitute servicer is qualified to act as such;

(d)	such substitute servicer has a management team with experience of administering mortgages of residential property in Canada and is approved by the Guarantor LP;

(e)
such substitute servicer enters into an agreement substantially on the same terms as the relevant provisions of this Agreement, except as to fees, and the Servicer shall not be released from its obligations under the relevant provisions of this Agreement until such substitute servicer has entered into such new agreement; and

(f)	Rating Agency Confirmation has been received therefore, unless the termination is otherwise agreed by an Extraordinary Resolution of the holders of the Covered Bonds.

17.3
Subject to the terms of the Security Sharing Agreement in respect of any Related Loans, the appointment of the Servicer under this Agreement may be terminated in respect of any Loans and their Related Security following a sale, transfer or assignment of such Loans and their Related Security by the Guarantor LP or the purchaser of such Loans and their Related Security upon 30 days prior written notice to the Servicer, and in the case of Loans that are Related Loans, to the Seller of such Related Loans, or such shorter period otherwise agreed to between the party delivering such notice and the recipient(s) of such notice.

17.4
On and after termination of the appointment of the Servicer under this Agreement pursuant to this Article 17, all authority and power of the Servicer under this Agreement shall be terminated and be of no further effect and the Servicer shall not thereafter hold itself out in any way as the agent of the Guarantor LP pursuant to this Agreement; provided that in the case of termination pursuant to Section 17.3, the foregoing shall only apply in respect of the Loans and their Related Security in respect of which the notice has been given Section 17.3.

17.5	Upon termination of the appointment of the Servicer under this Agreement pursuant to this Article 17, the Servicer shall:

(a)
deliver forthwith (if practicable, on the date of receipt by the Servicer), at the expense of the Servicer, any monies then held by the Servicer on behalf of the Guarantor LP and within a reasonable period deliver (and in each case in the meantime hold in trust for, and to the order of, the Guarantor LP and the Bond Trustee) to the Guarantor LP or as it shall direct the Loan and Related Security Files, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belonging to the Guarantor LP and the Loans and any Related Security in the Covered Bond Portfolio and any other assets of the Guarantor LP and prior to delivery thereof cooperate in providing such information and documentation as may be necessary to provide the Services with respect to the Loans and their Related Security in the Covered Bond Portfolio;

(b)	take such further action as the Guarantor LP and the Bond Trustee may reasonably direct at the expense of the Guarantor LP (including in relation to the appointment of a substitute servicer);

(c)
deliver to the Custodian in electronic format, where available (including all relevant information contained on computer records in the form of magnetic tape, together with details of the layout of the files encoded on such magnetic tapes), or provide to the Guarantor LP reasonable access to, all of its mortgage loan servicing files and;  and

(d)
co-operate and consult with and assist the Guarantor LP, the Bond Trustee and their nominees (which shall, for the avoidance of doubt, include any new servicer appointed by any of them) for the purposes of explaining the file layouts and the format of the magnetic tapes generally containing such computer records on the computer system of the Guarantor LP or such nominee, provided that in connection with a termination pursuant to Section 17.3, the foregoing shall only apply in respect of the Loans and their Related Security in respect of which the notice has been given under Section 17.3.

17.6
The Servicer shall deliver to the Guarantor LP and the Bond Trustee as soon as reasonably practicable but in any event within 5 Business Days of becoming aware thereof a notice of any Servicer Termination Event or any event which with the giving of notice or lapse of time or certification would constitute the same.  Such notification shall specify which event in Article 17 has occurred and was the cause of such Servicer Termination Event (or any event which with the giving of notice or lapse of time or certification would constitute a Servicer Termination Event), a description of such Servicer Termination Event, and, if relevant, a reference to the provision in this Agreement or the other Transaction Documents which the Servicer has breached.

17.7
Termination of this Agreement or the appointment of the Servicer under this Agreement shall be without prejudice to the liabilities of the Guarantor LP to the Servicer or vice versa incurred before the date of such termination.  The Servicer shall have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor LP.

17.8
This Agreement shall terminate at such time as the Guarantor LP has no further interest in any of the Loans or the Mortgages or any other Related Security sold by each Seller to the Guarantor LP which have been comprised in the Covered Bond Portfolio.

17.9
On termination of the appointment of the Servicer under the provisions of this Article 17, the Servicer shall, if so entitled pursuant to the terms of Article 11, be entitled to receive all fees and other monies accrued up to the date of termination, if any, but shall not be entitled to any other or further compensation provided that in connection with a termination pursuant to Section 17.3, the foregoing shall only apply in respect of the Loans and their Related Security in respect of which the notice has been given under Section 17.3.  Such monies so receivable by the Servicer shall be paid by the Guarantor LP on the dates on which they would otherwise have fallen due hereunder. For the avoidance of doubt, such termination shall not affect the Servicer’s rights to receive payment of all amounts (if any) due to it from the Guarantor LP other than under this Agreement.

17.10	Any provision of this Agreement which is stated to continue after termination of the Agreement shall remain in full force and effect notwithstanding termination.

ARTICLE 18 –
FURTHER ASSURANCE

18.1
The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

18.2
Without prejudice to the generality of Section 18.1, the Guarantor LP shall upon request by the Servicer forthwith give to the Servicer such further powers of attorney or other written authorizations, mandates or instruments as are necessary to enable the Servicer to perform the Services.

18.3	Nothing herein contained shall impose any obligation or liability on the Guarantor LP to assume or perform any of the obligations of the Servicer hereunder or render it liable for any breach thereof.

ARTICLE 19 –
MISCELLANEOUS

19.1
Subject to Article 11 and Section 19.2, in the event that the funds available to the Guarantor LP on any Guarantor LP Payment Date are not sufficient to satisfy in full the aggregate amount,  if any, payable to the Servicer by the Guarantor LP on such Guarantor LP Payment Date, then the amount, if any, payable to the Servicer on such Guarantor LP Payment Date shall be reduced by the amount of the shortfall and such shortfall shall (subject always to the provisions of this Article 19) be payable on the immediately succeeding Guarantor LP Payment Date.

19.2	In the event that:

(a)	after repayment in full of all amounts due under the Covered Bonds; or

(b)	after the service of a Guarantor LP Acceleration Notice and payment of all other prior claims,

the remaining sums available to the Guarantor LP or remaining proceeds of enforcement are insufficient to satisfy in full the outstanding fees or other claims of the Servicer, such fees shall be reduced by the amount of the deficiency.

19.3	Each of the Sellers and the Servicer agrees that it will not:

(a)
set off or purport to set off any amount which the Guarantor LP or the Bank is or will become obliged to pay to it under any of the Transaction Documents against any amount from time to time standing to the credit of or to be credited to an Guarantor LP Account or in any other account prior to transfer to an Guarantor LP Account; or

(b)
make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of a Guarantor LP Account.

19.4
Notwithstanding any other provisions of this Agreement, all obligations to, and rights of, the Guarantor LP under or in connection with this Agreement (other than its obligations under Article 20) shall automatically terminate upon the discharge in full of all amounts owing by it under the Intercompany Loan Agreement, provided that this shall be without prejudice to any claims in respect of such obligations and rights arising on or prior to such date.

ARTICLE 20 –
CONFIDENTIALITY

20.1
During the continuance of this Agreement or after its termination, the Guarantor LP shall use its best endeavours not to disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Article 20 shall not apply:

(a)	to any information already known to the Guarantor LP otherwise than as a result of entering into any of the Transaction Documents;

(b)	to any information subsequently received by the Guarantor LP which it would otherwise be free to disclose;

(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the Guarantor LP;

(d)
to any extent that the Guarantor LP is required to disclose the same pursuant to the Guide, any Transaction Document or any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators);

(e)
to the extent that the Guarantor LP needs to disclose the same for determining the existence of, or declaring, an Guarantor LP Event of Default or a Servicer Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such persons as require to be informed of such information for such purposes; or

(f)
in relation to any information disclosed to the professional advisers of the Guarantor LP or (in connection with any review of the current ratings of any Covered Bonds issued under the Programme or with a prospective rating of any debt to be issued by the Bank) to any credit rating agency or any prospective new servicer.

ARTICLE 21 –
NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)           in the case of the Bank as Servicer, Seller and Bank to:

Royal Bank of Canada
155 Wellington Street, West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(b)           in the case of the Guarantor LP to:

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street, West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(c)           in the case of the Bond Trustee to:

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada  M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

ARTICLE 22 –
VARIATION AND WAIVER

No variation or waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties hereto. Each proposed waiver of this Agreement that is considered by the Guarantor LP to be a material waiver shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any waiver which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

ARTICLE 23 –
NO PARTNERSHIP

It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any partnership between any of the parties.

ARTICLE 24 –
ASSIGNMENT

24.1
The Servicer may not assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the Guarantor LP and Rating Agency Confirmation having been received in respect thereof.  For greater certainty, nothing in this Section 24.1 shall affect the rights of the Servicer under Section 3.2.

24.2
The Servicer acknowledges that the Guarantor LP has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor LP Accounts and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors).

ARTICLE 25 –
CHANGE OF BOND TRUSTEE

25.1
If there is any change in the identity of the Bond Trustee in accordance with the Trust Deed, the Servicer, each Seller and the Guarantor LP shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

25.2
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Servicer, each Seller or the Guarantor LP under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 26.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee's absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting pursuant to Section 18 of the Trust Deed without prejudice to its obligation to act reasonably where so required pursuant to the terms of the Transaction Documents.

ARTICLE 26 –
AMENDMENTS

26.1
Any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement.  Each proposed amendment of this Agreement that is considered by the Guarantor LP to be a material amendment shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

ARTICLE 27 –
NON-PETITION

27.1
The Seller, Servicer and Cash Manager agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

ARTICLE 28 –
COUNTERPARTS AND SEVERABILITY

28.1
This Agreement may be executed in any number of counterparts (manually or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

28.2
Where any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

ARTICLE 29 –
GOVERNING LAW

29.1	This Agreement shall be governed by, and construed in accordance with, the law of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

29.2
Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and by execution and delivery of this Agreement, each of the Purchaser, tae Seller and the Seller consents, to the non-exclusive jurisdiction of those courts. Each of the Purchaser, the Seller and the Seller irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. The Purchaser, the Seller and the Seller each waive personal service of any claim, notice of motion or application, summons, complaint or other process, which may be made by any other means permitted by Ontario law.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed as a deed the day and year first before written.

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA , as Bond Trustee

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer
Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer
Per:	/s/ Mircho Mirchev

Amended and Restated Servicing Agreement (signature page)

SCHEDULE 1

THE SERVICES

In addition to the Services set out in the body of this Agreement, the Servicer shall:

(a)	keep records and books of account on behalf of the Guarantor LP in relation to the Loans and their Related Security in the Covered Bond Portfolio;

(b)	keep any records necessary for all Taxation;

(c)	assist the auditors, if applicable, of the Guarantor LP and provide information to them upon reasonable request;

(d)	take all other action and do all other things which it would be reasonable to expect a Reasonable and Prudent Mortgage Lender to do in administering its loans and their related security;

(e)
take such Enforcement Procedure in respect of the Loans and their Related Security as it would be reasonable to expect a Reasonable and Prudent Mortgage Lender to take in administering its Loans and their Related Security;

(f)	act as collection agent for the Guarantor LP under the Direct Debiting Scheme in accordance with the provisions of this Agreement;

(g)	on at least a quarterly basis, and forthwith upon an Issuer Event of Default, update (or deliver to the Custodian updated) Eligible Loan Details;

(h)
prepare the information in respect of the Eligible Loans and their Related Security required to be included in any report prepared by or on behalf of the Guarantor LP in respect of any Calculation Period; and

(i)
comply and, as applicable, cause any person to which it sub-contracts or delegates the performance of all or any of its powers and obligations under this Agreement to comply with, the provisions of the Security Sharing Agreement applicable to a servicer and not take any action in contravention of the Security Sharing Agreement except pursuant to a written notice or direction in which case Section 12.5 will apply.